Exhibit 10-17



                      EMPLOYMENT AGREEMENT




         Agreement made as of the 1st day of July, 1996, between NIAGARA MOHAWK POWER CORPORATION (the "Company"), and David J. Arrington (the "Executive").
         WHEREAS, the Company desires to employ the Executive, and the Executive desires to accept/continue employment with the Company, on the terms and conditions hereinafter set forth.
         NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the Company and the Executive hereby agree as follows:
                   1.   Term of Agreement.  The Company shall
employ the Executive, and the Executive shall serve the Company, for the period beginning July 1, 1996 and expiring on June 30, 1999,subject to earlier termination as provided under paragraph 4 hereof. This Agreement shall be extended automatically by one year commencing on July 1, 1997 and on July 1st of each year thereafter, unless either party notifies the other to the contrary not later than sixty (60) days prior to such date. Notwithstanding any such notice by the Company, this Agreement shall remain in effect for a period of thirty-six months from the date of a "Change in Control" (as that term is defined in Schedule B hereto, unless such notice was given at least 18 months prior to the date of the Change in Control).
         2. Duties. The Executive shall serve the Company as its Senior Vice President - Human Resources. During the term of this Agreement, the Executive shall, except during vacation or sick leave, devote the whole of the Executive's time, attention and skill to the business of the Company during usual business hours (and outside those hours when reasonably necessary to the Executive's duties hereunder); faithfully and diligently perform such duties and exercise such powers as may be from time to time assigned to or vested in the Executive by the Company's Board of Directors (the "Board") or by any officer of the Company superior to the Executive; obey the directions of the Board and of any officer of the Company superior to the Executive; and use the Executive's best efforts to promote the interests of the Company. The Executive may be required in pursuance of the Executive's duties hereunder to perform services for any company controlling, controlled by or under common control with the Company (such companies hereinafter collectively called "Affiliates") and to accept such offices in any Affiliates as the Board may require. The Executive shall obey all policies of the Company and applicable policies of its Affiliates.
        3.   Compensation.  During the term of this Agreement:
              a. The Company shall pay the Executive a base salary at an annual rate of $190,000, which shall be payable periodically in accordance with the Company's then prevailing payroll practices, or such greater amount as the Company may from time to time determine;
              b.   The Executive shall be entitled to
participate in the Company's Supplemental Executive Retirement Plan ("SERP") according to its terms, as modified by Schedule A hereto;
              c.   The Executive shall be entitled to
participate in the Company's Officers Incentive Compensation Plan, Stock Option Plan and Performance Share Unit Plan, and any successors thereto, in accordance with the terms thereof; and
              d.   The Executive shall be entitled to such
expense accounts, vacation time, sick leave, perquisites of office, fringe benefits, insurance coverage, and other terms and conditions of employment as the Company generally provides to its employees having rank and seniority at the Company comparable to the Executive.
         4. Termination. The Company shall continue to employ the Executive, and the Executive shall continue to work for the Company, during the term of this Agreement, unless the Agreement is terminated in accordance with the following provisions:
              a. This Agreement shall terminate automatically upon the death of the Executive. Any right or benefit accrued on behalf of the Executive or to which the Executive became entitled under the terms of this Agreement prior to death (other than payment of base salary in respect of the period following the Executive's death), and any obligation of the Company to the Executive in respect of any such right or benefit, shall not be extinguished by reason of the Executive's death. Any base salary earned and unpaid as of the date of the Executive's death shall be paid to the Executive's estate in accordance with paragraph 4g. below.
              b. By notice to the Executive, the Company may terminate this Agreement upon the "Disability" of the Executive. The Executive shall be deemed to incur a Disability when (i) a physician selected by the Company advises the Company that the Executive's physical or mental condition has rendered the Executive unable to perform the essential functions of the Executive's position in a reasonable manner, with or without reasonable accommodation and will continue to render him unable to perform the essential functions of the Executive's position in such manner, for a period exceeding 12 consecutive months, or
(ii) due to a physical or mental condition, the Executive has not performed the essential functions of the Executive's position in a reasonable manner, with or without reasonable accommodation, for a period of 12 consecutive months. Following termination of this Agreement pursuant to clause (i) of the preceding sentence of this subparagraph, the Executive shall continue to receive his base salary under paragraph 3a. hereof for a period of 12 months from the date of his Disability, reduced by any benefits payable during such period under the Company's short-term disability plan and long-term disability plan. Thereafter, or in the event of termination of this Agreement pursuant to clause (ii) of the preceding sentence, the Executive shall receive benefits under the Company's long-term disability plan in lieu of any further base salary under paragraph 3a. hereof.
              c. By notice to the Executive, the Company may terminate the Executive's employment at any time for "Cause".
The Company must deliver such notice within ninety (90) days after the Board both (i) has or should have had knowledge of conduct or an event allegedly constituting Cause, and (ii) has reason to believe that such conduct or event could be grounds for Cause. For purposes of this Agreement "Cause" shall mean (i) the Executive is convicted of, or has plead guilty or nolo contendere to, a felony; (ii) the willful and continued failure by the Executive to perform substantially his duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness) after a demand for substantial performance is delivered to the Executive by the Company which specifically identifies the manner in which the Company believes the Executive has not substantially performed his duties; (iii) the Executive engages in conduct that constitutes gross neglect or willful misconduct in carrying out his duties under this Agreement involving material economic harm to the Company or any of its subsidiaries; or (iv) the Executive has engaged in a material breach of Section 6 or 7 of this Agreement. In the event the termination notice is based on clause (ii) of the preceding sentence, the Executive shall have ten (10) business days following receipt of the notice of termination to cure his conduct, to the extent such cure is possible, and if the Executive does not cure within the ten (10) business day period, his termination of employment in accordance with such termination notice shall be deemed to be for Cause. The determination of Cause shall be made by the Board upon the recommendation of the Compensation and Succession Committee of the Board. Following a Change in Control, such determination shall be made in a resolution duly adopted by the affirmative vote of not less than three-fourths (3/4) of the membership of the Board, excluding members who are employees of the Company, at a meeting called for the purpose of determining that Executive has engaged in conduct which constitutes Cause (and at which Executive had a reasonable opportunity, together with his counsel, to be heard before the Board prior to such vote). The Executive shall not be entitled to the payment of any additional compensation from the Company, except to the extent provided in paragraph 4g. hereof, in the event of the termination of his employment for Cause.
              d. If any of the following events, any of which shall constitute "Good Reason", occurs within thirty-six months after a Change in Control, the Executive, by notice of the Company, may voluntarily terminate the Executive's employment for Good Reason within ninety (90) days after the Executive both (i) has or should have had knowledge of conduct or an event allegedly constituting Good Reason, and (ii) has reason to believe that such conduct or event could be grounds for Good Reason. In such event, the Executive shall be entitled to the severance benefits set forth in subparagraph 4f. below.
         (i) the Company assigns any duties to the Executive which are materially inconsistent in any adverse respect with the Executive's position, duties, offices, responsibilities or reporting requirements immediately prior to a Change in Control, including any diminution of such duties or responsibilities; or
         (ii) the Company reduces the Executive's base salary, including salary deferrals, as in effect immediately prior to a Change in Control; or
         (iii) the Company discontinues any bonus or other compensation plan or any other benefit, retirement plan (including the SERP), stock ownership plan, stock purchase plan, stock option plan, life insurance plan, health plan, disability plan or similar plan (as the same existed immediately prior to the Change in Control) in which the Executive participated or was eligible to participate in immediately prior to the Change in Control and in lieu thereof does not make available plans providing at least comparable benefits; or
         (iv) the Company takes action which adversely affects the Executive's participation in, or eligibility for, or materially reduces the Executive's benefits under, any of the plans described in (iii) above, or deprives the Executive of any material fringe benefit enjoyed by the Executive immediately prior to the Change in Control, or fails to provide the Executive with the number of paid vacation days to which the Executive was entitled in accordance with the Company's normal vacation policy immediately prior to the Change in Control; or
         (v) the Company requires the Executive to be based at any office or location other than one within a 50-mile radius of the office or location at which the Executive was based immediately prior to the Change in Control; or
         (vi) the Company purports to terminate the Executive's employment otherwise than as expressly permitted by this Agreement; or
         (vii) the Company fails to comply with and satisfy paragraph 5 hereof, provided that such successor has received prior written notice from the Company or from the Executive of the requirements of paragraph 5 hereof.
              The Executive shall have the sole right to determine, in good faith, whether any of the above events has occurred.
              e. The Company may terminate the Executive's employment at any time without Cause.
              f. In the event that the Executive's employment is terminated by the Company without Cause or by the Executive for Good Reason following a Change in Control, the Company shall pay the Executive a severance benefit, payable in twenty-four equal monthly installments, equal to two years' base salary at the rate in effect as of the date of termination, plus the greater of (i) two times the most recent annual bonus paid to the Executive under the Corporation's Annual Officers Incentive Compensation Plan (the "OICP") or any similar annual bonus plan (excluding the pro rata bonus referred to in the next sentence) or (ii) two times the average annual bonus paid to the Executive for the three prior years under the OICP or such similar plan (excluding the pro rata annual bonus referred to in the next sentence). If one hundred eighty (180) days or more have elapsed in the Company's fiscal year in which such termination occurs, the Company shall also pay the Executive in a lump sum, within ninety (90) days after the end of such fiscal year, a pro rata portion of Executive's annual bonus in an amount equal to (A) the bonus which would have been payable to Executive under OICP or any similar plan for the fiscal year in which Executive's termination occurs, multiplied by (B) a fraction, the numerator of which is the number of days in the fiscal year in which the termination occurs through the termination date and the denominator of which is three hundred sixty-five (365). For purposes of the first sentence of this subparagraph 4f., there shall be taken into account as bonus paid to the Executive for each of the years 1996 and 1997 under the OICP one-half of the sum of (x) cash payments with respect to Restricted Stock Units (and related Dividend Equivalents) granted to the Executive under the Corporation's 1995 Stock Incentive Plan and (y) the result of multiplying the number of Stock Appreciation Rights granted to the Executive under the Corporation's 1995 Stock Incentive Plan by the difference between (1) the value of one share of the Corporation's common stock on December 31, 1997 and (2) the Base Value ($10.75). Notwithstanding the preceding sentence, if a Change in Control occurs prior to December 31, 1997, there shall be taken into account for purposes of the first sentence of this subparagraph 4f. as bonus paid to the Executive for each of the years 1996 and 1997 under the OICP one-half of the cash payments with respect to Stock Units (and related Dividend Equivalents) and Stock Appreciation Rights which are payable to the Executive pursuant to Article 13 of the Corporation's 1995 Stock Incentive Plan. If the termination of the Executive's employment occurs prior to December 31, 1997 and prior to a Change in Control, the amount of any adjustments to the severance benefit required as a result of the preceding two sentences of this subparagraph 4f. shall be paid to the Executive in a lump sum no later than March 15, 1998.

    In addition, in the event that the Executive's employment is terminated by the Company without Cause or by the Executive for Good Reason following a Change in Control, the Executive shall be entitled to continue participation in the Company's employee benefit plans (other than its qualified and non-qualified retirement plans) for a two-year period from the date of termination, provided, however, that if Executive cannot continue to participate in any of the benefit plans, the Company shall otherwise provide equivalent benefits to the Executive and his dependents on the same after-tax basis as of continued participation had been permitted. Notwithstanding the foregoing, in the event Executive becomes employed by another employer and becomes eligible to participate in an employee benefit plan of such employer, the benefits described herein shall be secondary to such benefits during the period of Executive's eligibility, but only to the extent that the Company reimburses Executive for any increased cost and provides any additional benefits necessary to give Executive the benefits provided hereunder.

              g. Upon termination pursuant to subparagraphs 4a., b., c., d., or e. above, the Company shall pay the Executive or the Executive's estate any base salary earned and unpaid to the date of termination, and any outstanding funds advanced by the Company to or on behalf of the Executive shall become immediately due and payable.
              h. The parties intend that no severance benefits hereunder shall be paid to the extent that such benefits (either alone or when aggregated with other benefits contingent on a Change in Control and paid to or for benefit of the Executive) constitute "excess parachute payment" within the meaning of
Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"). Accordingly, under the circumstances set forth below, severance benefits payable under this Agreement shall be subject to the following reduction notwithstanding anything in this Agreement to the contrary. If the aggregate present value (as determined pursuant to Section 280G of the Code) of severance benefits payable under this Agreement which, together with all other payments by the Company to the Executive or for the Executive's benefit, would be "parachute payments" within the meaning of Section 280G of the Code, the payments pursuant to this Agreement shall be reduced (reducing first the severance benefit provided in the first sentence of subparagraph 4f. hereof) to the largest amount as will result in no portion of such payments being treated as excess parachute payments.
              i. The determination of whether and to what extent the payments shall be reduced under this Agreement, pursuant to the foregoing subparagraph h., including apportionment among specific payments and benefits, shall be made by the Executive in good faith, and such determination shall be conclusive and binding on the Company. The Company shall make the calculations referred to in subparagraph h. above within thirty days following the termination of the Executive's employment and shall provide such calculations and the basis therefor to the Executive within such period. In the event a reduction is required, the Executive shall give notice to the Company, within 20 days of the Executive's receipt of such calculations and related information, of the Executive's determination of the reduction.
              j. Upon the occurrence of a Change in Control the Company shall pay promptly as incurred, to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably thereafter incur as a result of any contest, litigation or arbitration (regardless of the outcome thereof) by the Company, or by the Executive of the validity of, or liability under, this Agreement or the SERP (including any contest by the Executive about the amount of any payment pursuant to this Agreement or pursuant to the SERP), plus in each case interest on any delayed payment at the rate of 150% of the Prime Rate posted by the Chase Manhattan Bank, N.A. or its successor, provided, however, that the Company shall not be liable for the Executive's legal fees and expenses if the Executive's position in such contest, litigation or arbitration is found by the neutral decision-maker to be frivolous.

         5. Successor Liability. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and to agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform. As used in this Agreement, "Company" shall mean the company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.
         6. Confidential Information. The Executive agrees to keep secret and retain in the strictest confidence all confidential matters which relate to the Company, its subsidiaries and affiliates, including, without limitation, customer lists, client lists, trade secrets, pricing policies and other business affairs of the Company, its subsidiaries and affiliates learned by him from the Company or any such subsidiary or affiliate or otherwise before or after the date of this Agreement, and not to disclose any such confidential matter to anyone outside the Company or any of its subsidiaries or affiliates, whether during or after his period of service with the Company, except (i) as such disclosure may be required or appropriate in connection with his work as an employee of the Company or (ii) when required to do so by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order him to divulge, disclose or make accessible such information. The Executive agrees to give the Company advance written notice of any disclosure pursuant to clause (ii) of the preceding sentence and to cooperate with any efforts by the Company to limit the extent of such disclosure. Upon request by the Company, the Executive agrees to deliver promptly to the Company upon termination of his services for the Company, or at any time thereafter as the Company may request, all Company subsidiary or affiliate memoranda, notes, records, reports, manuals, drawings, designs, computer file in any media and other documents (and all copies thereof) relating to the Company's or any subsidiary's or affiliate's business and all property of the Company or any subsidiary or affiliate associated therewith, which he may then possess or have under his direct control, other than personal notes, diaries, Rolodexes and correspondence.
         7. Non-Compete and Non-Solicitation. During the Executive's employment by the Company and for a period of one year following the termination thereof for any reason, the Executive covenants and agrees that he will not for himself or on behalf of any other person, partnership, company or corporation, directly or indirectly, acquire any financial or beneficial interest in (except as provided in the next sentence), provide consulting services to, be employed by, or own, manage, operate or control any business which is in competition with a business engaged in by the Company or any of its subsidiaries or affiliates in any state of the United States in which any of them are engaged in business at the time of such termination of employment for as long as they carry on a business therein. Notwithstanding the preceding sentence, the Executive shall not be prohibited from owning less than five (5%) percent of any publicly traded corporation, whether or not such corporation is in competition with the Company.
         The Executive hereby covenants and agrees that, at all times during the period of his employment and for a period of one year immediately following the termination thereof for any reason, the Executive shall not employ or seek to employ any person employed at that time by the Company or any of its subsidiaries, or otherwise encourage or entice such person or entity to leave such employment.
    It is the intention of the parties hereto that the restrictions contained in this Section be enforceable to the fullest extent permitted by applicable law. Therefore, to the extent any court of competent jurisdiction shall determine that any portion of the foregoing restrictions is excessive, such provision shall not be entirely void, but rather shall be limited or revised only to the extent necessary to make it enforceable. Specifically, if any court of competent jurisdiction should hold that any portion of the foregoing description is overly broad as to one or more states of the United States, then that state or states shall be eliminated from the territory to which the restrictions of paragraph (a) of this Section applies and the restrictions shall remain applicable in all other states of the United States.
         8. No Mitigation. The Executive shall not be required to mitigate the amount of any payments or benefits provided for in Section 4f. hereof by seeking other employment or otherwise and no amounts earned by the Executive shall be used to reduce or offset the amounts payable hereunder, except as otherwise provided in Section 4f.
         9.   Ownership of Work Product.  Any and all
improvements, inventions, discoveries, formulae, processes, methods, know-how, confidential data, trade secrets and other proprietary information (collectively, "Work Products") within the scope of any business of the Company or any Affiliate which the Executive may conceive or make or have conceived or made during the Executive's employment with the Company shall be and are the sole and exclusive property of the Company, and that the Executive, whenever requested to do so by the Company, at its expense, shall execute and sign any and all applications, assignments or other instruments and do all other things which the Company may deem necessary or appropriate (i) to apply for, obtain, maintain, enforce, or defend letters patent of the United States or any foreign country for any Work Product, or (ii) to assign, transfer, convey or otherwise make available to the Company the sole and exclusive right, title and interest in and to any Work Product.
         10. Arbitration. Any dispute or controversy between the parties relating to this Agreement (except any dispute relating to paragraphs 6 or 7 hereof) or relating to or arising out of the Executive's employment with the Company, shall be settled by binding arbitration in the City of Syracuse, State of New York, pursuant to the Employment Dispute Resolution Rules of the American Arbitration Association and shall be subject to the provisions of Article 75 of the New York Civil Practice Law and Rules. Judgment upon the award may be entered in any court of competent jurisdiction. Notwithstanding anything herein to the contrary, if any dispute arises between the parties under paragraphs 6 or 7 hereof, or if the Company makes any claim under paragraphs 6 or 7, the Company shall not be required to arbitrate such dispute or claim but shall have the right to institute judicial proceedings in any court of competent jurisdiction with respect to such dispute or claim. If such judicial proceedings are instituted, the parties agree that such proceedings shall not be stayed or delayed pending the outcome of any arbitration proceedings hereunder.
         11. Notices. Any notice or other communication required or permitted under this Agreement shall be effective only if it is in writing and delivered personally or sent by certified mail, postage prepaid, or overnight delivery addressed as follows:
              If to the Company:

              Niagara Mohawk Power Corporation
              300 Erie Boulevard West
              Syracuse, New York  13202
              ATTN: Corporate Secretary

              If to the Executive:

              4302 Hepatica Hill Road
              Manlius, NY 13104


or to such other address as either party may designate by notice to the other, and shall be deemed to have been given upon receipt.
         12. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto, and supersedes, and is in full substitution for any and all prior understandings or agreements, oral or written, with respect to the Executive's employment.
         13. Amendment. This Agreement may be amended only by an instrument in writing signed by the parties hereto, and any provision hereof may be waived only by an instrument in writing signed by the party or parties against whom or which enforcement of such waiver is sought. The failure of either party hereto at any time to require the performance by the other party hereto of any provision hereof shall in no way affect the full right to require such performance at any time thereafter, nor shall the waiver by either party hereto of a breach of any provision hereof be taken or held to be a waiver of any succeeding breach of such provision or a waiver of the provision itself or a waiver of any other provision of this Agreement.
         14. Miscellaneous. This Agreement is binding on and is for the benefit of the parties hereto and their respective successors, heirs, executors, administrators and other legal representatives. Neither this Agreement nor any right or obligation hereunder may be assigned by the Company (except to an Affiliate) or by the Executive without the prior written consent of the other party.
         15.   Severability.  If any provision of this
Agreement, or portion thereof, is so broad, in scope or duration, so as to be unenforceable, such provision or portion thereof shall be interpreted to be only so broad as is enforceable.
         16. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without reference to principles of conflicts of law.
         17. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.
         18. Performance Covenant. The Executive represents and warrants to the Company that the Executive is not party to any agreement which would prohibit the Executive from entering into this Agreement or performing fully the Executive's obligations hereunder.
         19. Survival of Covenants. The obligations of the Executive set forth in paragraphs 6, 7, 9 and 10 represent independent covenants by which the Executive is and will remain bound notwithstanding any breach by the Company, and shall survive the termination of this Agreement.

         IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of the date first written above.




________________________      NIAGARA MOHAWK POWER CORPORATION
 David J. Arrington


By:______________________________
          WILLIAM E. DAVIS
       Chairman of the Board and
        Chief Executive Officer





                            SCHEDULE A

   Modifications in Respect of David J. Arrington ("Executive")
                              to the
         Supplemental Executive Retirement Plan ("SERP")
                              of the
           Niagara Mohawk Power Corporation ("Company")


I. Subsection 1.8 of Section I of the SERP is hereby modified to provide that the term "Earnings" shall mean the sum of the (i) Executive's base annual salary, whether or not deferred and including any elective before-tax contributions made by the Executive to a plan qualified under Section 401(k) of the Internal Revenue Code, averaged over the final 36 months of the Executive's employment with the Company and (ii) the average of the annual bonus earned by the Executive under the Corporation's Annual Officers Incentive Compensation Plan ("OICP"), whether or not deferred, in respect of the final 36 months of the Executive's employment with the Company. If (A) the Executive is an employee of the Company on December 31, 1997 or (B) prior to December 31, 1997 the Executive's employment is terminated and the Executive is entitled to payment under Article 9 of the Corporation's 1995 Stock Incentive Plan ("SIP") for all or a portion of the Stock Units and Stock Appreciation Rights granted to the Executive under SIP, there shall be taken into account for purposes of the preceding sentence as an annual bonus under the OICP, the sum of (x) cash payments made with respect to Stock Units (and related Dividend Equivalents) granted to the Executive under the SIP and (y) the result of multiplying the number of Stock Appreciation Rights granted to the Executive under the SIP, prorated if applicable to Article 9 of the SIP, by the difference between (1) the value of one share of the Corporation's common stock on December 31, 1997 and (2) the Base Value ($10.75). Notwithstanding the preceding sentence, if a Change in Control occurs prior to December 31, 1997 (and, if applicable, prior to the Executive's termination of employment), there shall be taken into account for purposes of the first sentence hereof as an annual bonus under the OICP the cash payments with respect to Stock Units (and related Dividend Equivalents) and Stock Appreciation Rights which are payable to the Executive pursuant to Article 13 of the SIP.

II. Subsection 2.1 of Section II of the SERP is hereby modified to provide that full SERP benefits are vested following eight (8) years of continuous service with the Company.

III. Subsection 4.3 of Section IV of the SERP is hereby modified to provide that in the event of (x) the Executive's involuntary termination of employment by the Company, at any time, other than for Cause, (y) the termination of this Agreement on account of the Executive's Disability or (z) the Executive's termination of employment for Good Reason within the 36 full calendar month period following a Change in Control (as defined in Schedule B of this Agreement), the Executive shall be 100% vested in his full SERP benefit (i.e., 60% of Earnings (as modified above)) regardless of the Executive's years of continuous service with the Company. If the Executive is less than age 55 at the date of such termination of employment, the Executive shall be entitled to receive benefits commencing no earlier than age 55, calculated pursuant to Section III of the SERP.

IV. Except as provided above, the provisions of the SERP shall apply and control participation therein and the payment of benefits thereunder.



                            SCHEDULE B


         For purposes of this Agreement, the term "Change in Control" shall mean:

         (1) The acquisition by any individual, entity or group (within the meaning of Sections 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (i) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Company (excluding an acquisition by virtue of the exercise of a conversion privilege), (ii)any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (iv) any acquisition by any corporation pursuant to a reorganization, merger or consolidation, if, following such reorganization, merger or consolidation, the conditions described in clauses (i), (ii) and
(iii) of subparagraph (3) of this Schedule B are satisfied; or
(2) Individuals who, as of the date hereof, constitute the Company's Board of Directors (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

         (3) Approval by the shareholders of the Company of a reorganization, merger or consolidation, in each case, unless, following such reorganization, merger or consolidation, (i) more than 75% of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such reorganization, merger or consolidation in substantially the same proportions as their ownership, immediately prior to such reorganization, merger or consolidation, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding the Company, any employee benefit plan (or related trust) of the Company or such corporation resulting from such reorganization, merger or consolidation and any Person beneficially owning, immediately prior to such reorganization, merger or consolidation, directly or indirectly, 20% or more of the Outstanding Company Common stock or Outstanding Voting Securities, as the case may be) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation or the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and (iii) at least a majority of the members of the board of directors of the corporation resulting from such reorganization, merger or consolidation were members of the Incumbent Board at the time of the execution of the initial agreement providing for such reorganization, merger or consolidation; or

         (4) Approval by the shareholders of the Company of (i) a complete liquidation or dissolution of the Company or (ii) the sale or other disposition of all or substantially all of the assets of the Company, other than to a corporation, with respect to which following such sale or other disposition, (A) more than 75% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding the Company and any employee benefit plan (or related trust) of the Company or such corporation and any Person beneficially owning, immediately prior to such sale or other disposition, directly or indirectly, 20% or more of the Outstanding Company Common Stock or Outstanding Company Voting Securities, as the case may be) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and (C) at least a majority of the members of the board of directors of such corporation were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such sale or other disposition of assets of the Company.